Exhibit (h)(4)
APPENDIX A
(Updated March 17, 2021)

FUNDS TO BE SERVICED
FUND ACCOUNTING AND ADMINISTRATION SERVICE AGREEMENT

1.	The Cannabis ETF
2.	Trajan Wealth Income Opportunities ETF
3.	VectorShares Min Vol ETF